SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 6, 2004

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities.

On December 6, 2004, we announced changes in the strategy and business model for our Dockers® business in Europe, and certain actions to be taken in connection with such changes. At that time, we stated that we were unable to make a good faith estimate of the amount of charges that we expected to incur in connection with such actions or the amount of such charges that would result in future cash expenditures, but that once we formulated such estimates, we would disclose them in accordance with Form 8-K.

We now estimate that the amount we expect to incur in connection with such actions is approximately $7.7 million, as shown in the table below:

Anticipated Charge	Estimated Amount of Charge	Estimated Amount of Charge that will Result in Future Cash Expenditures
	($ in thousands)
Severance	$3,800	$3,800
Lease terminations	3,200	3,200
Other	700	700

Total	$7,700	$7,700

We expect to incur the majority of such charges in the second and third quarters of fiscal 2005 and to pay such cash expenditures during those periods. However, these projections are subject to change as negotiations with local works councils progress and additional facts and circumstances arise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 18, 2005	LEVI STRAUSS & CO.

	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller